Exhibit 10.53

CONSULTING AGREEMENT

          The following agreement dated as of April 30, 2008 (this “Agreement”), contains the terms by which Edward A. Dayoob (“Consultant”) will provide consulting services to Whitehall Jewelers, Inc. (“Whitehall”).

          1. Term. This Agreement shall commence on the date first written above and shall continue for an initial term of one (1) year (the “Initial Term”), unless earlier terminated by Consultant or Whitehall at any time during the Initial Term by giving the other party at least 30 days’ prior written notice. If this Agreement has not been terminated by either party prior to the expiration of the Initial Term (or any renewal term), the Initial Term (or any subsequent renewal term) shall be automatically extended for an additional thirty (30) days. This Agreement shall immediately terminate upon the death, disability, incapacity or adjudication of incompetency of Consultant as determined in the sole discretion of Whitehall.

          2. Scope of Services. Consultant shall report to the Chief Executive Officer (“CEO”) of Whitehall. Consultant shall provide consulting services in the areas of merchandising, marketing and corporate strategy (including, but not limited to mergers and acquisitions). For the consideration designated in Section 5.1, Consultant shall be generally available at mutually agreeable times for telephonic consultations with Whitehall management and vendors not to exceed eight (8) hours per week.

          3. Relationship.

                    3.1. The services of Consultant shall be performed by Edward Dayoob unless otherwise agreed to by Whitehall.

                    3.2. Consultant shall render the services in a diligent, conscientious manner in his capacity as an independent contractor, not as an employee of Whitehall. Consultant is and shall be deemed for all purposes to be an independent contractor of Whitehall. Consultant acknowledges that this Agreement is not an employment contract. Consequently, the consideration paid to Consultant hereunder shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. Consultant shall have no authority to bind Whitehall or to incur other obligations on behalf of Whitehall.

                    3.3. Nothing contained herein shall be construed to create a relationship of employer and employee between Whitehall and Consultant. Subject to the terms of this Agreement, Consultant shall have the sole discretion to determine the manner and means by which Consultant shall perform his duties, the specific hours of work and where such services are to be performed. Except as specifically agreed to by Consultant, Whitehall acknowledges and agrees that Consultant may render all services via telephone and/or email and that no travel (other than specifically agreed to by Consutlant) will be required. Consultant shall be solely responsible for all wages, salaries and benefits of any employees of the Consultant.

                    3.4. Whitehall shall have no ownership interest in Consultant’s business.

                    3.5 Consultant agrees that Whitehall shall have a right of first refusal on all investment opportunities, potential mergers or acquisitions or other strategic initiatives or alternatives

(collectively “Investment Opportunities”) identified by Consultant during the term of this Agreement. Consultant shall present Whitehall with each Investment Opportunity that Consultant identifies prior to discussing such Investment Opportunity with any other prospective investor and Whitehall shall have the right to pursue any such Investment Opportunity on terms determined by Whitehall. If Whitehall does not opt to pursue such Investment Opportunity within 30 days after Consultant presents Whitehall, in writing, with such Investment Opportunity, Consultant may discuss such Investment Opportunity with other prospective investors. Consultant shall be entitled to retain or take on assignments for other clients, provided that Consultant does so in accordance with his obligations hereunder and Consultant is available to perform his duties hereunder.

          4. Exculpation; Indemnification.

                    4.1 Whitehall shall indemnify and hold harmless Consultant from any and all liabilities, claims, costs (including, but not limited to reasonable attorneys’ fees and expenses and including any investigative, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that Whitehall shall have approved such settlement), damages and expenses arising from, related to or otherwise connected with the performance by Consultant of his obligations under this Agreement, except in the case of Consultant’s material breach of this Agreement, violation of law, gross negligence, willful misconduct or reckless disregard of such obligations.

                    4.2 Consultant shall indemnify and hold harmless Whitehall, its affiliates and Whitehall’s and its affiliates’ members, partners, officers, agents and employees from any and all liabilities, claims, losses, costs (including, but not limited to reasonable attorneys’ fees and expenses and including any investigative, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided Consultant shall have approved such settlement), damages and expenses arising from, related to or otherwise connected with Consultant’s activities performed for persons other than Whitehall.

          5. Consideration.

                    5.1. Compensation.

(a) Whitehall agrees to pay Consultant for the Services the amount of five thousand dollars ($5,000) per month. Such payment shall be made by Whitehall on the first day of each month.

(b) Additionally, Whitehall agrees to pay Consultant an additional fee of $5,000 per day for any special projects or assignments as mutually agreed to by Whitehall and Consultant.

                    5.2 Stock Options. It is agreed and acknowledged by Whitehall that there shall be a continuation of vesting of Consultant’s previously granted stock options in accordance with the terms of the July 20, 2007 Stock Option Agreement between Whitehall and Consultant.

                    5.3 Bonus Award: It is agreed and acknowledged by Whitehall that there shall be a continuation of vesting of Consultant’s Bonus Award in accordance with the terms of the July 20, 2007 Bonus Award Agreement between Whitehall and Consultant.

                    5.4. Whitehall shall issue an Internal Revenue Service Form 1099 to account for any payments pursuant to paragraph 5.1.

                    5.5. Whitehall shall reimburse Consultant monthly for all documented and reasonable out-of-pocket expenses and travel expenses associated with performing his duties for Whitehall during the term hereof; provided that Consultant shall obtain the prior written consent of Whitehall in any month in which such expenses are expected to exceed $2,000.

          6. Representation. Consultant expressly represents and warrants to Whitehall that as of the date of signing this Agreement, Consultant is not and will not become a party to any contract or agreement) that will or may restrict in any way his ability to fully perform his duties and responsibilities under this Agreement.

          7. Confidential Information. Consultant agrees that he shall not at any time, without limitation, knowingly divulge, furnish, or make available to any third person, without Whitehall’s prior written consent, any trade secrets or other confidential information concerning Whitehall or its affiliates or any of their clients or investors, including, without limitation, information concerning the operations, systems, services, clients, customers, suppliers, vendors, personnel, legal and financial affairs, marketing, investment and trading performance, positions, philosophies, pricing information, strategies and techniques, structure, products, product development, research analyses, technology, computer access codes, valuation models and analysis (collectively “Confidential Information”). Notwithstanding the foregoing, nothing herein shall prevent Consultant from responding to lawful subpoenas or court orders without Whitehall’s prior written consent; provided that Consultant shall have given Whitehall prior written notice of any such subpoena promptly following receipt thereof. The term Confidential Information shall not include information that is or becomes generally available to the public, other than as a result of a disclosure by Consultant.

          8. Ownership of the Whitehall’s Property. All written materials, records and documents made by Consultant or coming into his possession concerning Whitehall and all tangible items provided to Consultant by Whitehall shall be the sole property of Whitehall, and, upon the termination of the Agreement or upon the request of Whitehall, Consultant shall promptly deliver the same to Whitehall. At no time will Consultant remove or cause to be removed from the premises of Whitehall any record, file, memorandum, document, equipment or other item relating to the business of Whitehall or its affiliates, including but not limited to any computer data related to the foregoing, except in furtherance of Consultant’s duties to Whitehall or its affiliates.

          9. Work Product.

                    9.1 Whitehall and Consultant each acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, combinations, machines, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, data and original works of authorship (collectively, the “Work Product”). Consultant agrees that it will promptly and fully disclose to Whitehall any and all Work Product generated, conceived, reduced to practice or learned by Consultant or any of its employees, either solely or jointly with others, during the term of this Agreement, which in any way relates to the business of Whitehall. Consultant further agrees that neither Consultant or

Consultant’s employees, nor any party claiming through Consultant or Consultant’s employees, will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

                    9.2 Consultant agrees that, whether or not the Services are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of Whitehall and its assigns. Except as specifically set forth in writing and signed by both Whitehall and Consultant, Consultant agrees that Whitehall shall have all copyright and patent rights with respect to any Work Product discovered, created or developed under this Agreement without regard to the origin of the Work Product.

                    9.3 If and to the extent that Consultant may, under applicable law, be entitled to claim any ownership interest in the Work Product, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to Whitehall any and all right, title and interest it now has or may hereafter acquire in and to the Work Product under patent, copyright, trade secret and trademark law in perpetuity or for the longest period otherwise permitted by law. If any moral rights are created, Consultant waives such rights in the Work Product. Consultant further agrees as to the Work Product to assist Whitehall in every reasonable way to obtain and, from time to time, enforce patents, copyrights, trade secrets and other rights and protection relating to said Work Product, and to that end, Consultant and its employees will execute all documents for use in applying for and obtaining such patents, copyrights, trade secrets and other rights and protection with respect to such Work Product, as Whitehall may desire, together with any assignments thereof to Whitehall or persons designated by it. Consultant’s and its employees’ obligations to assist Whitehall in obtaining and enforcing patents, copyrights, trade secrets and other rights and protection relating to the Work Product shall continue beyond the termination of this Agreement.

          10. Non-solicitation or Hire. Consultant agrees that during the term of this Agreement and for a period of six (6) months following the termination of the Agreement, the Consultant shall not directly or indirectly, (a) solicit or attempt to solicit or induce any supplier of Whitehall or any subsidiary to terminate, reduce or alter negatively its relationship with Whitehall or any subsidiary or in any manner interfere with any agreement or contract between Whitehall or any subsidiary and such supplier or (b) solicit or attempt to solicit or induce any employee of Whitehall or any of its subsidiaries or any person who was an employee of Whitehall or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Agreement terminates (a “Former Employee”) to terminate such employee’s employment relationship with Whitehall in order, in either case, to enter into a similar relationship with the Consultant, or any other person or entity, or hire any employee of Whitehall or any of its subsidiaries or any Former Employee on Consultant’s own behalf or on behalf of any other person or entity.

          11. Remedies.

                    11.1. Injunctive Relief. Consultant acknowledges that the provisions of paragraphs 7 through 10 are reasonable and necessary for the protection of Whitehall and its affiliates. Consultant further acknowledges that Whitehall and its affiliates will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which Whitehall may be entitled, including monetary damages, Whitehall shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Consultant from an actual or threatened breach of such provisions.

                    11.2. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the balance of this Agreement shall remain in effect.

                    11.3. Judicial Modification. If any court or arbitrator determines that any of the covenants in paragraphs 7 through 10, or any part of any of them, are invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, are invalid or unenforceable because of the temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to render such covenants valid and enforceable.

                    11.4. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of laws. The parties agree to and consent to the exclusive jurisdiction and venue of the courts in Cook County, Illinois. Consultant irrevocably waives, in connection with any such action or proceeding, any objection, (including without limitation, any objection to venue or based on the grounds of forum non conveniens), which it may now or hereafter has to the bringing of any such action or proceedings in such respective jurisdictions.

                    11.5. Notices. All notices and other communications that are required or may be given under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, upon delivery by a nationally recognized overnight courier service, or by facsimile to the party to whom the notice is being given, as follows:

If to Whitehall:

Whitehall Jewelers, Inc.
125 South Wacker Drive.
Suite 2600
Chicago, IL 60606
Attention: General Counsel

If to Consultant:

Edward Dayoob
3013 North West MichaelBrook Lane
Camas, WA 98607

          Either party may change the address provided above by delivering written notice of such change of address to the other party.

                    11.6. Assignability. This Agreement, and the rights and obligations hereunder, may not be assigned by either party without the express written consent of the other party.

                    11.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                    11.8. Entire Agreement and Amendment. This Agreement may be amended only by an agreement in writing signed by the parties. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing signed by the parties.

                    11.9. Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, singular or plural, as the identity of the person or persons may require in the context thereof.

                    11.10. Survival. Except as otherwise set forth in the applicable Section, the obligations under Sections 4, 7, 8, 9, 10 and 11 of this Agreement shall survive the termination of this Agreement.

          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Edward Dayoob

Name: Edward Dayoob

WHITEHALL JEWELERS, INC.

Name:
Title: